DIGITALFX INTERNATIONAL ANNOUNCES THE RESTRUCTURING OF PREVIOUSLY ANNOUNCED FINANCING AGREEMENT

LAS VEGAS - March 25, 2008- DigitalFX International, Inc. (AMEX:DXN) a digital communications company, today announced that it has restructured a previously announced $7 million financing agreement, of which $5 million was available to the company, to $3 million.

The proceeds will be used for strategic initiatives and general working capital purposes.

In explaining the restructuring, Craig Ellins, DigitalFX CEO said, “We did not want to unnecessarily burden the company with the debt and carrying costs of the original $7 million agreement. Many new initiatives, including an upcoming infomercial, have allowed us to refine and lessen our need for outside capital. The restructuring will allow DigitalFX to prudently realize the necessary capital to support our continuing product development, marketing and growth initiatives. We were also able to improve certain of the financial covenants included in the notes.”

Ellins further explained that “Another reason for the restructuring was that $2 million of the $4 million that is being returned would not have been available in the near term.”

“In other words,” said Ellins, “DigitalFX would have been paying for capital it could not access.”

Under the terms of the Amendment and Exchange Agreements, signed on March 24, 2008, DigitalFX and the investors have agreed to restructure the financing consummated under the Securities Purchase Agreement dated November 29, 2007. DigitalFX will exchange the investors’ existing notes for a combination of amended and restated senior secured convertible notes and an aggregate of 1,000,000 shares of Common Stock, and will exchange the investors’ existing warrants for amended and restated warrants.

The amended and restated notes will convert into approximately 1,500,000 shares, based on a conversion price equal to $2.00 per share. The amended and restated warrants are exercisable for an aggregate of 750,002 shares and will have an exercise price of $0.959 per share. The conversion price and the number of shares issuable upon conversion of the amended and restated notes, and the exercise price and number of shares issuable upon exercise of the amended and restated warrants, are subject to adjustment as provided in the amended and restated notes and warrants, including pursuant to economic anti-dilution adjustments.

The company said that in connection with the restructuring transaction, VM Investors, LLC, DigitalFX’s majority shareholder (whose members include Craig Ellins, the Registrant’s Chief Executive Officer, and Amy Black, the President of DigitalFX’s subsidiary, VMdirect, L.L.C.), will enter into an Amended and Restated Lock-Up Letter Agreement in favor of the investors pursuant to which VM Investors, LLC will agree not to offer, sell, pledge or otherwise dispose of any shares of common stock of DigitalFX until the date that none of the amended and restated notes remain outstanding, subject to specified limited exceptions, including the transfer of 1,000,000 shares of Common Stock to DigitalFX in connection with the restructuring transaction.

Also in connection with the restructuring transaction, DigitalFX agreed to reimburse the fund manager of one of the investors for its out-of-pocket expenses incurred in connection with the transactions contemplated by the Securities Purchase Agreement, including the actual and reasonable fees and disbursements of the fund manager’s legal counsel, up to an aggregate amount of $20,000.

The transaction is expected to close on March 26, 2007. Complete details are contained in the 8K filed by DigitalFX International.

About DigitalFX International, Inc. DigitalFX International (AMEX: DXN) is a creator of digital communications and social networking solutions, as showcased on its social network http://www.helloWorld.com. The company develops and markets proprietary communication and collaboration services, and social networking software applications, including video email, video instant messaging and live webcasting. DigitalFX International, Inc. is democratizing the world of online streaming video and digital media archiving with its flagship product, called The Studio. The Studio is an affordable, cross digital platform web-based solution. Only the DigitalFX Studio brings together all this capability, simply and in one place.

For more information about Digital FX please visit us at www.digitalfx.com.

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FORWARD-LOOKING STATEMENTS
The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include statements related to the prudent realization of necessary capital and the timing of, and actions that will occur upon, the closing of the restructuring transaction. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward looking statements if they comply with the requirements of the Act.

Contact Info:

Alison Simard
Media Relations
Stern & Co.
323-650-7117

Investor Relations:
Mike Flanigan or Ted Tackaberry
Communication Initiatives
888-724-0208
IR@digitalfx.com

Corporate Development
Amy Black
Founder and President VMdirect
702-743-9412

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